Exhibit 99.2

CONSENT OF STEPHEN GREENBERG

I have agreed to serve as a director of Rafael Holdings, Inc. effective prior to the contemplated spin-off from IDT Corporation and hereby consent to the inclusion of my name and biographical information as a director nominee in the registration statement on Form 10 (or any other Form) of Rafael Holdings, Inc. and the related Information Statement attached as an exhibit thereto.

/s/ Stephen Greenberg
Stephen Greenberg

December 19, 2017